                                                                    EXHIBIT 11.1

                           EXTENDED STAY AMERICA INC.

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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
                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ---------------
                                                                1996   1995(A)
                                                               ------- -------
                                                               (IN THOUSANDS,
                                                                 EXCEPT PER
                                                                 SHARE DATA)
PRIMARY:
  Average shares outstanding..................................  58,081  25,304
  Net effect of dilutive stock options-based on the treasury
   stock method using the average market price................   1,643
                                                               ------- -------
    Total.....................................................  59,724  25,304
                                                               ======= =======
Net income (loss)............................................. $ 3,436 $(1,307)
                                                               ======= =======
Net income (loss) per share................................... $  0.06 $ (0.05)
                                                               ======= =======
FULLY DILUTED:
  Average shares outstanding..................................  58,081  25,304
  Net effect of dilutive stock options-based on the treasury stock method using the greater of ending or average market
   price......................................................   1,979
                                                               ------- -------
    Total.....................................................  60,060  25,304
                                                               ======= =======
Net income (loss)............................................. $ 3,436 $(1,307)
                                                               ======= =======
Net income (loss) per share................................... $  0.06 $ (0.05)
                                                               ======= =======
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(A) The net loss per common share has been computed in accordance with a Staff
    Accounting Bulletin (SAB) of the Securities and Exchange Commission and Accounting Principles Board Opinion (APB) No. 15. According to the SAB, equity securities, including stock, warrants, options and other potentially dilutive securities, issued within a twelve-month period prior to an initial public offering of common stock must be treated as common stock equivalents when computing earnings per share for all periods presented if the issue price of the common stock or the exercise price of the warrants, options or other potentially dilutive securities is substantially less than the proposed initial public offering price, including loss years where the impact of the incremental shares is anti-dilutive. As permitted by the SAB, the treasury stock method has been used in determining the weighted average number of shares of common stock outstanding during the period presented.